UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   FURBER, THOMAS B.
   145 Pleasant Hill Rd.
   Scarborough, ME  04074
   USA
2. Issuer Name and Ticker or Trading Symbol
   Hannaford Bros. Co.
   HRD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   01/03/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |925.352(1)         |D     |                           |
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Common Stock                 |      |    |                  |   |           |317.291(2)         |I     |by 401(k)                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Options(Rights to Buy)  |34.625  |5/12/|A   |626        |A  |5/12/|5/12/|Common Stock|626    |       |626         |D  |            |
                        |        |1997 |    |           |   |1998 |2007 |            |       |       |            |   |            |
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Options(Rights to Buy)  |34.625  |5/12/|A   |626        |A  |5/12/|5/12/|Common Stock|626    |       |626         |D  |            |
                        |        |1997 |    |           |   |1999 |2007 |            |       |       |            |   |            |
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Options(Rights to Buy)  |34.625  |5/12/|A   |626        |A  |5/12/|5/12/|Common Stock|626    |       |626         |D  |            |
                        |        |1997 |    |           |   |2000 |2007 |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 10.186 shares acquired through dividend reinvestment from March to December 1997 at prices ranging from $33 to $43.
(2)  Includes 31.154 shares acquired through the Hannaford Savings & Investment
(401k) Plan between
11-30-96 and 11-30-97 at prices ranging from $31.625 to $41.625. For purposes of the Form 5, all 401(k)
information is reported as of the last statement date (11/30/97) consistent with the manner in which such information is reported to
participants.
SIGNATURE OF REPORTING PERSON
/s/ Thomas B. Furber
DATE
02/10/1998